UNZIPPED APPAREL, LLC


                          REVIEWED FINANCIAL STATEMENTS


                           YEAR ENDED JANUARY 31, 2000

                              Unzipped Apparel, LLC

                                    Contents


Accountants' Report on Reviewed Financial Statements                    3

Reviewed Financial Statements
     Balance Sheet                                                      4
     Statement of Operations                                            5
     Statement of Members' Deficit                                      6
     Statement of Cash Flows                                            7

Notes to Reviewed Financial Statements                               8-12

Accountants' Report on Reviewed Financial Statements


Board of Directors
Unzipped Apparel, LLC


We have reviewed the accompanying balance sheet of Unzipped Apparel, LLC as of January 31, 2000, and the related statements of operations, members' deficit, and cash flows for the year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the Company's management.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the combined financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.


                                        /s/BDO Seidman, LLP

New York, NY
July 27, 2000, except Note 4 which
  is as of October 18, 2000

                              Unzipped Apparel, LLC

                             Reviewed Balance Sheet

                                January 31, 2000

Assets (Note 4)

Current assets:
     Cash                                                                           $     61,498
     Accounts receivable                                                                  36,698
     Due from factor, net of $640,892 allowance for customer credits (Note 2)          4,180,708
     Inventory                                                                         6,719,259
                                                                                    ------------

Total current assets                                                                  10,998,163

Property and equipment, net of accumulated depreciation (Note 3)                         233,640

Other assets                                                                              22,677
                                                                                    ------------

Total assets                                                                        $ 11,254,480
                                                                                    ============

Liabilities and Members' Equity

Current liabilities:
     Accounts payable                                                               $     49,520
     Accrued expenses                                                                    105,272
     Revolving credit agreement (Note 4)                                               8,620,137
     Due to related parties (Notes 4 and 6)                                            2,123,042
                                                                                    ------------

Total current liabilities                                                             10,897,971

Due to related party (Notes 4 and 6)                                                   3,500,000

Commitments and contingencies (Note 5)

Members' equity:
     Contributions                                                                     2,192,048
     Accumulated deficit                                                              (5,335,539)
                                                                                    ------------

Total members' deficit                                                                (3,143,491)
                                                                                    ------------

                                                                                    $ 11,254,480
                                                                                    ============

            See accompanying notes to reviewed financial statements.

                              Unzipped Apparel, LLC

                        Reviewed Statement of Operations

                           Year Ended January 31, 2000


Net sales                                             $ 32,111,939

Cost of goods sold (Note 6)                             28,065,924
                                                      ------------

Gross profit                                             4,046,015

Operating expenses                                       7,315,752
                                                      ------------

Loss from operations                                    (3,269,737)

Interest expense, net                                     (586,785)

Loss on disposal of fixed assets (Note 7)                 (389,453)
                                                      ------------

Net loss                                              $ (4,245,975)
                                                      ============

            See accompanying notes to reviewed financial statements.

                              Unzipped Apparel, LLC

                     Reviewed Statement of Members' Deficit



                                                    Michael
                                     Sweet         Caruso and         Total
                                  Sportswear,        Company,        Members'
                                      LLC         Incorporated        Equity
                                     (50%)            (50%)          (Deficit)
                                  -----------      -----------      -----------

Balance at January 31, 1999       $    51,242      $    51,242      $   102,484
     Capital contributions            500,000          500,000        1,000,000
     Allocation of net loss        (2,122,987)      (2,122,988)      (4,245,975)
                                  -----------      -----------      -----------

Balance at January 31, 2000       $(1,571,745)     $(1,571,746)     $(3,143,491)
                                  ===========      ===========      ===========


            See accompanying notes to reviewed financial statements.

                              Unzipped Apparel, LLC

                        Reviewed Statement of Cash Flows

                           Year Ended January 31, 2000


Cash flows from operating activities
     Net loss                                                    $(4,245,975)
     Adjustments to reconcile net loss to net cash used
       in operating activities:
         Depreciation                                                 71,772
         Loss on disposal of assets                                  389,453
         Allowance for customer credits                              640,892
         Changes in operating assets and liabilities:
              Accounts receivable                                    (36,698)
              Due from factor                                     (2,107,133)
              Inventory                                           (5,074,787)
              Due from related parties                             4,323,639
              Account payable                                         (4,228)
              Accrued expenses                                        27,395
                                                                 -----------

Net cash used in operating activities                             (6,015,670)
                                                                 -----------

Cash flows from investing activities
     Acquisition of property and equipment                          (608,347)
     Deposits                                                         (4,359)
                                                                 -----------

Net cash used in investing activities                               (612,706)
                                                                 -----------

Cash flows from financing activities
     Borrowings under revolving credit agreement                   6,680,846
                                                                 -----------

Net cash provided by financing activities                          6,680,846
                                                                 -----------

Net increase in cash                                                  52,470

Cash at beginning of period                                            9,028
                                                                 -----------

Cash at end of period                                            $    61,498
                                                                 ===========

Supplemental disclosures of cash flow information
     Cash paid for interest                                      $   586,785
                                                                 ===========

     Non cash:
         Capital contributions of $1,000,000 that were applied to accounts payable, were made by related parties.


            See accompanying notes to reviewed financial statements.

                              Unzipped Apparel, LLC

                     Notes to Reviewed Financial Statements

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization of Basis of Presentation

Unzipped Apparel LLC, a Delaware limited liability company (the "Company"), was formed on September 17, 1998, between Sweet Sportswear, LLC (Sweet) and Michael Caruso & Co., Inc. (Caruso), a subsidiary of Candie's, Inc. (Candie's), to contract, produce, distribute and market products with the Candie's and Bongo trademarks. The Company entered into an agreement (the Operating Agreement) with Sweet and Caruso, and obtained an exclusive license to use the trademarks effective September 17, 1998. The Company uses Azteca Production International (Azteca), a related party, to produce substantially all of its goods. The Company's LLC agreement specifies that the Company will terminate on December 31, 2020, unless terminated earlier based on provisions in the Operating Agreement. The Company has provided for a mandatory sale of Sweet's interest in the Company to Candie's on January 31, 2003. Under the Company's LLC agreement, profits and losses are allocated and cash is distributed equally according to each member's ownership interest in the Company.

During the year ended January 31, 2000, the Company terminated its Candie's division as well as the Caruso license for Candie's products. It continues to sell under the Bongo trademarks.

Revenue Recognition

Revenues are recorded, net of anticipated returns, allowances and discounts, at the time of shipment of merchandise.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Advertising Costs

The Company expenses advertising costs as incurred. The amount charged to advertising expense during the year ended January 31, 2000 was approximately $1,054,000.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market and consists exclusively of finished goods.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of property and equipment is being provided by use of the straight-line method over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the lesser of their estimated useful lives or the term of the lease. Property and equipment includes capital lease obligations which are by their terms equivalent to purchase agreements.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less when purchased.

                              Unzipped Apparel, LLC

                     Notes to Reviewed Financial Statements


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

No provision has been made in the accompanying financial statements for Federal, state or local taxes of the members. Each member is individually responsible for reporting their share of each item of income, gain, loss, deduction, or credit.

Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents, and amounts due from the factor. In order to minimize the risk of loss, the Company assigned accounts receivable to a factor who assumes all credit risk with respect to collections on nonrecourse receivables. The Company generally does not require collateral from its customers.

Significant Customers

Individual customers aggregating in excess of 10% of net sales for the period ended January 31, 2000, are summarized as follows:

                 Customer A           16%
                 Customer B           11%
                 Customer C           10%

Long-Lived Assets

In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" (SFAS 121), which requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. In such cases, the amount of the impairment is to be determined based on the relative fair value of the impaired assets. Statement 121 also addresses the accounting for long-lived assets to be disposed of. No equipment losses have been incurred through January 31, 2000.

NOTE 2--DUE FROM FACTOR

The Company entered into a factoring agreement with Congress Talcott Corporation and a credit agreement with Congress Financial (Western) (collectively, Congress), effective October 9, 1998 and December 1, 1998, respectively. Effective March 31, 1999, Congress Talcott Corporation was acquired by CIT Group/Commercial Services, Inc. (CIT). The Company assigns to CIT, without recourse for the financial inability of the customer to pay at maturity, all trade receivables of the Company acceptable to CIT at their net invoice price less a commission of 0.4% of the gross amount of each receivable for the first 60-day term. Extended terms approved by CIT beyond 60 days require an additional 25% increase on the factor commission for each additional 30 days or portion thereof of extended terms or additional dating. The Company bears the entire risk of nonapproved receivables and accounts receivable returned by the factor to the Company for disputed items. The factor agreement has an initial term of two years. All rights of Congress Talcott Corporation under the original agreement have been assigned to CIT.

                              Unzipped Apparel, LLC

                     Notes to Reviewed Financial Statements


NOTE 3--PROPERTY AND EQUIPMENT

Property and equipment as of January 31, 2000, consists of the following:

                                                     Amount
                                                    --------

Machinery and equipment                             $  1,104
Computer equipment                                    42,275
Furniture and fixtures                               213,408
Leasehold improvements                                 8,435
                                                    --------
                                                     265,222
Less accumulated depreciation                         31,582
                                                    --------
                                                    $233,640
                                                    ========

NOTE 4--REVOLVING CREDIT AGREEMENT

On December 1, 1998, the Company entered into a credit facility with Congress Financial (Congress) with an initial term of two years. Under the facility as amended, the Company may borrow up to $10,000,000 under revolving loans. Borrowings are limited by advance rates against eligible accounts receivable and inventory balances, as defined. Under the facility, the Company may also arrange for letters of credit. The borrowings bear interest at the lender's prime rate or at a rate of 2.25% per annum in excess of the Eurodollar rate.

Borrowings under the facility are secured by substantially all of the assets of the Company, and are guaranteed by the Vice-chairman/manager of the Company and his family trust, with such guarantee being limited to $500,000. Borrowings up to a maximum of $500,000 are also guaranteed by Candie's.

At January 31, 2000, no additional funds were available to be borrowed under the revolving credit agreement.

The facility requires the Company to be in compliance with certain financial and nonfinancial covenants. The Company was in default of its net worth financial covenant at January 31, 2000. On October 18, 2000 Congress retroactively waived the covenant. As a condition to the waiver, Azteca agreed to subordinate to Congress $3,500,000 of amounts payable at January 31, 2000 by Unzipped to Azteca. Additionally, the credit facility term was extended to October 31, 2001 (Note 8).

NOTE 5--COMMITMENTS AND CONTINGENCIES

Leases

The Company occupies its office and showroom facilities in New York City in a location leased by Caruso. The Company pays monthly rent pursuant to the terms of the Caruso lease and remits payments directly to the lessor. The lease expires in July 2001.

In addition to the lease referred to above, in April 1999, the Company and an affiliated company of Candie's entered into a noncancelable lease for additional office and showroom space which expires March 2003. See Note 7.

Total rent expenses charged to operations for the year ended January 31, 2000, aggregated $273,000.

                              Unzipped Apparel, LLC

                     Notes to Reviewed Financial Statements


NOTE 5--COMMITMENTS AND CONTINGENCIES (Continued)

Future minimum payments for noncancelable operating leases referred to above consisted of the following:

                                      Operating
Year ending January 31,                Leases
-----------------------               ---------

       2001                          $ 339,840
       2002                            294,840
       2003                            249,840
       2004                             59,840
       2005                             16,380
                                     ---------
Total minimum lease payments         $ 960,740
                                     =========


NOTE 6--RELATED PARTY TRANSACTIONS

The Company has a supply agreement with Azteca for the exclusive development, manufacturing, and supply of certain products bearing the Candie's and Bongo brand names (see Note 7). As consideration for the development of the products, the Company pays Azteca pursuant to a pricing schedule. The Company purchases products from Azteca at a price which represents Azteca's cost plus 7%. The supply agreement was consummated upon the Company's formation and extends through January 31, 2003. Purchases for the year ended January 31, 2000, approximated $33,100,000.

Azteca also allocated expenses to the Company for the Company's use of a portion of Azteca's office space, design and production team and support personnel. The Company also receives executive management services from employees of Azteca and Candie's. Such services, provided for the benefit of Sweet and Caruso, are performed without a charge to the Company. Expenses allocated to the Company by Azteca approximated $837,000 for the year ended January 31, 2000. Candie's and Caruso also permitted the Company to use the Bongo and Candie's trademarks for apparel products without charge to the Company.

Pursuant to the Operating Agreement, the Company recorded advertising expense of approximately $990,000 equal to 3% of defined net sales relating to advertising and promotion of the Company's products primarily by Candie's.

The Company has a  distribution  agreement  with Apparel  Distribution  Services
(ADS), a related party. The agreement provides for a $0.35 per unit fee for warehousing and distribution functions and $0.15 per unit fee for processing and invoicing orders. The agreement also provides for reimbursement for certain operating costs incurred by ADS and charges for special handling fees at hourly rates approved by management. These rates can be adjusted annually by the parties to reflect changes in economic factors. The distribution agreement was consummated upon the Company's formation and extends through December 31, 2002.

For the period ended January 31, 2000, distribution expenses under the agreement were approximately $2,194,000, the amount due to ADS below represents unpaid distribution fees at January 31, 2000.

                              Unzipped Apparel, LLC

                     Notes to Reviewed Financial Statements


NOTE 6--RELATED PARTY TRANSACTIONS (Continued)

Amounts due from (to) related parties at January 31, 2000, consist of the following:

                                         Amount
                                       ----------

Current:
     Azteca                            $  261,467
     Candie's                             800,000
     ADS                                  967,094
     Commerce                              94,481
                                       ----------

                                        2,123,042
Non-current:
     Azteca                             3,500,000
                                       ----------

                                       $5,623,043
                                       ==========

As a result of the refinancing of amounts payable to Azteca as described in Note 8, the amount has been reclassified as non-current retroactively as of January 31, 2000.

The Company occupies office space in a building rented by Commerce. Rent expense allocated to the Company from Commerce for the period ended January 31, 2000 was approximately $42,500.

NOTE 7--TERMINATION OF CANDIE'S APPAREL DIVISION

During the year ended January 31, 2000, the Company's Members committed to close its Candie's apparel division. In connection with the closure, the Company wrote-off approximately $368,000 of leasehold improvements and other equipment which was abandoned when the Company ceased using its showroom.

Candie's has taken title to the leasehold improvements and assumed the obligation of the showroom and various office equipment contained therein.

Additionally, in connection with the termination of the Candie's division, the Company recorded a reserve for obsolete and discontinued inventory of approximately $458,000 and an allowance for customer credits and returns of approximately $245,000. These amounts are included in the cost of goods and net sales components of the statement of operations, respectively, for the year ended January 31, 2000.

NOTE 8--SUBSEQUENT EVENTS

As of May 31, 2000, the Company entered into a subordinated loan agreement with Azteca and reclassified amounts payable to Azteca in the amount of $3,500,000 into a note bearing interest of 4% over prime. The note is payable on September 30, 2001 and interest is payable monthly beginning September 1, 2000.

                              UNZIPPED APPAREL, LLC

                              FINANCIAL STATEMENTS


                   PERIOD FROM SEPTEMBER 17, 1998 (INCEPTION)
                            THROUGH JANUARY 31, 1999

                              Unzipped Apparel, LLC

                                    Contents

Report of independent auditors                                          3

Financial statements
    Balance sheet                                                       4
    Statement of operations                                             5
    Statement of members' equity                                        6
    Statement of cash flows                                             7

Notes to financial statements                                        8-12

Report of Independent Auditors


Board of Directors
Unzipped Apparel, LLC


We have audited the accompanying balance sheet of Unzipped Apparel, LLC as of January 31, 1999, and the related statements of operations, members' equity and cash flows for the period from September 17, 1998 (inception) through January 31, 1999. These financial statements are the responsibility of the management of Unzipped Apparel, LLC. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unzipped Apparel, LLC as of January 31, 1999, and the results of its operations and its cash flows for the period from September 17, 1998 (inception) through January 31, 1999, in conformity with generally accepted accounting principles.


                                        /s/BDO Seidman, LLP

New York, NY
April 19, 2000

                              Unzipped Apparel, LLC

                                  Balance Sheet

                                January 31, 1999

Assets (Note 4)

Current assets:
  Cash                                                                           $     9,028
  Due from related party (Note 6)                                                     96,024
  Due from factor, net of $130,000 allowance for customer credits (Note 2)         1,714,457
  Inventory                                                                        1,644,472
                                                                                 -----------

Total current assets                                                               3,463,991

Property and equipment, net of accumulated depreciation of $2,170 (Note 3)            86,518

Other assets                                                                          18,318
                                                                                 -----------

Total assets                                                                     $ 3,568,827
                                                                                 ===========

Liabilities and members' equity

Current liabilities:
  Accounts payable                                                               $    53,748
  Accrued expenses                                                                    77,877
  Revolving credit agreement (Note 4)                                              1,939,291
  Due to related parties (Note 6)                                                  1,395,427
                                                                                 -----------

Total current liabilities                                                          3,466,343

Commitments and contingencies (Notes 5 and 7)

Members' equity:
  Contributions                                                                    1,192,048
  Accumulated deficit                                                             (1,089,564)
                                                                                 -----------

Total members' equity                                                                102,484
                                                                                 -----------

                                                                                 $ 3,568,827
                                                                                 ===========

                                                         See accompanying notes.

                              Unzipped Apparel, LLC

                             Statement of Operations

       Period From September 17, 1998 (Inception) Through January 31, 1999



Net sales                                                           $ 2,590,185

Cost of goods sold                                                    2,469,821
                                                                    -----------

Gross profit                                                            120,364

Operating expenses                                                    1,203,423
                                                                    -----------

Loss from operations                                                 (1,083,059)

Interest expense, net                                                    (6,505)
                                                                    -----------

Net loss                                                            $(1,089,564)
                                                                    ===========

                                                         See accompanying notes.

                              Unzipped Apparel, LLC

                          Statement of Members' Equity


                                                              Michael
                                                Sweet        Caruso and
                                              Sportswear,     Company,       Total
                                                 LLC        Incorporated    Members'
                                                (50%)           (50%)        Equity
                                            -----------------------------------------
Balance at September 17, 1998 (inception)   $        --    $        --    $        --
  Contributions at formation                    500,000        500,000      1,000,000
  Capital contributions                          96,024         96,024        192,048
  Allocation of net loss                       (544,782)      (544,782)    (1,089,564)
                                            -----------------------------------------

Balance at January 31, 1999                 $    51,242    $    51,242    $   102,484
                                            =========================================

                                                         See accompanying notes.

                              Unzipped Apparel, LLC

                             Statement of Cash Flows

       Period From September 17, 1998 (Inception) Through January 31, 1999


Cash flows from operating activities
  Net loss                                                          $(1,089,564)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation                                                          2,170
    Allowance for customer credits                                      130,000
  Changes in operating assets and liabilities:
    Accounts receivable                                              (1,844,467)
    Inventory                                                        (1,548,448)
    Due to related parties                                            1,395,427
    Account payable                                                      53,748
    Accrued expenses                                                     77,877
                                                                    -----------

Net cash used in operating activities                                (2,823,257)
                                                                    -----------

Cash flows from investing activities
  Acquisition of property and equipment                                 (88,688)
  Deposits                                                              (18,318)
                                                                    -----------

Net cash used in investing activities                                  (107,006)
                                                                    -----------

Cash flows from financing activities
  Borrowings under revolving credit agreement                         1,939,291
  Contributed capital                                                 1,000,000
                                                                    -----------

Net cash provided by financing activities                             2,939,291
                                                                    -----------

Net increase in cash                                                      9,028

Cash at beginning of period                                                  --
                                                                    -----------

Cash at end of period                                               $     9,028
                                                                    ===========

Schedule of noncash investing and financing activities
  Noncash equity contributions                                      $   192,048
                                                                    ===========

Supplemental disclosures of cash flow information
  Cash paid for interest                                            $     9,596
                                                                    ===========

                                                         See accompanying notes.

                              Unzipped Apparel, LLC

                          Notes to Financial Statements


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization of Basis of Presentation

Unzipped Apparel LLC, a Delaware limited liability company (the "Company"), was formed on September 17, 1998, between Sweet Sportswear, LLC (Sweet) and Michael Caruso & Co., Inc. (Caruso), a subsidiary of Candie's, Inc. (Candie's), to contract, produce, distribute and market products with the Candie's and Bongo trademarks. The Company entered into an agreement (the Operating Agreement) with Sweet and Caruso, and obtained an exclusive license to use the trademarks effective September 17, 1998. The Company uses Azteca Production International (Azteca), a related party, to produce substantially all of its goods. The Company's LLC agreement specifies that the Company will terminate on December 31, 2020, unless terminated earlier based on provisions in the Operating Agreement. The Company has provided for a mandatory sale of Sweet's interest in the Company to Candie's on January 31, 2003. Under the Company's LLC agreement, profits and losses are allocated and cash is distributed equally according to each member's ownership interest in the Company.

Revenue Recognition

Revenues are recorded, net of anticipated returns, allowances and discounts, at the time of shipment of merchandise.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Advertising Costs

The Company expenses advertising costs as incurred. The amount charged to advertising expense during the period ended January 31, 1999 was approximately $118,000.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market and consist exclusively of finished goods.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of property and equipment is being provided by use of the straight-line method over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the lesser of their estimated useful lives or the term of the lease. Property and equipment includes capital lease obligations which are by their terms equivalent to purchase agreement.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less when purchased.

                              Unzipped Apparel, LLC

                          Notes to Financial Statements


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

No provision has been made in the accompanying financial statements for Federal, state or local taxes of the members. Each member is individually responsible for reporting their share of each item of income, gain, loss, deduction, or credit.

Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents, and amounts due from the factor. In order to minimize the risk of loss, the Company assigned accounts receivable to a factor who assumes all credit risk with respect to collections on nonrecourse receivables. The Company generally does not require collateral from its customers.

Significant Customers

Individual customers aggregating in excess of 10% of net sales for the period ended January 31, 1999, are summarized as follows:

           Customer A               31%
           Customer B               19%

Long-Lived Assets

In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" (SFAS 121), which requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. In such cases, the amount of the impairment is to be determined based on the relative fair value of the impaired assets. Statement 121 also addresses the accounting for long-lived assets to be disposed of. The adoption of SFAS 121 did not have a material effect on the Company.

NOTE 2--DUE FROM FACTOR

The Company entered into a factoring agreement with Congress Talcott Corporation and a credit agreement with Congress Financial (Western) (collectively, Congress), effective October 9, 1998 and December 1, 1998, respectively. The Company assigns to Congress Talcott Corporation, without recourse for the financial inability of the customer to pay at maturity, all trade receivables of the Company acceptable to Congress at the net invoice price less a commission of 0.4% of the gross amount of each receivable for the first 60-day term. Extended terms approved by Congress beyond 60 days require an additional 25% increase on the factor commission for each additional 30 days or portion thereof of extended terms or additional dating. The Company bears the entire risk of nonapproved receivables and accounts receivable returned by the factor to the Company for disputed items. The factor agreement has an initial term of two years.

                              Unzipped Apparel, LLC

                          Notes to Financial Statements


NOTE 3--PROPERTY AND EQUIPMENT

Property and equipment as of January 31, 1999, consists of the following:

                                                          Amount
                                                         -------

Machinery and equipment                                  $ 1,104
Computer equipment                                         2,912
Furniture and fixtures                                    82,241
Leasehold improvements                                     2,431
                                                         -------

                                                          88,688
Less accumulated depreciation                              2,170
                                                         -------

                                                         $86,518
                                                         =======

Included in property and equipment are assets acquired from Commerce Clothing Company, LLC (CCC), a related party, and Candie's aggregating $85,775.

NOTE 4--REVOLVING CREDIT AGREEMENT

On December 1, 1998, the Company entered into a credit facility with Congress Financial (Western) with an initial term of two years, under which the Company may borrow up to $15,000,000 under revolving loans. Borrowings are limited by advance rates against eligible accounts receivable and inventory balances, as defined. Under the facility, the Company may also arrange for letters of credit. The borrowings bear interest at the lender's prime rate or at a rate of 2.25% per annum in excess of the Eurodollar rate.

Borrowings under the facility are secured by substantially all of the assets of the Company, are guaranteed by the Vice-chairman/manager of the Company and his family trust, with such guarantee being limited to $500,000. Borrowings are also guaranteed by Candie's.

The facility requires the Company to be in compliance with certain financial and nonfinancial covenants. The Company was in compliance with the financial covenants at January 31, 1999, or had obtained appropriate waivers.

NOTE 5--COMMITMENTS AND CONTINGENCIES

Leases

The Company occupies its office and showroom facilities in New York City in a location leased by Caruso. The Company pays monthly rent pursuant to the terms of the Caruso lease and remits payments directly to the lessor. The lease expires in July 2001.

In addition to the lease referred to above, in April 1999, the Company and an affiliated company of Candie's entered into a noncancelable lease for additional office and showroom space which expires March 2003.

Total rent expenses charged to operations for the period ended January 31, 1999, aggregated $83,239.

                              Unzipped Apparel, LLC

                          Notes to Financial Statements


NOTE 5--COMMITMENTS AND CONTINGENCIES LEASES (Continued)

Future minimum payments for noncancelable operating leases referred to above consisted of the following:

                                            Operating
Year ending January 31,                      Leases
-----------------------                    ----------

         2000                              $  242,000
         2001                                 318,000
         2002                                 273,000
         2003                                 228,000
         2004                                  38,000
                                           ----------

Total minimum lease payments               $1,099,000
                                           ==========

NOTE 6--RELATED PARTY TRANSACTIONS

The Company has a supply agreement with Azteca for the exclusive development, manufacturing, and supply of certain products bearing the Candie's and Bongo brand names. As consideration for the development of the products, the Company pays Azteca pursuant to a pricing schedule. The Company purchases products from Azteca at a price which represents Azteca's cost plus 7%. The supply agreement was consummated upon the Company's formation and extends through January 31, 2003. Purchases for the period ended January 31, 1999, approximated $3,000,000.

Azteca also allocated expenses to the Company for the Company's use of a portion of Azteca's office space, design and production team and support personnel. The Company also receives executive management services from employees of Azteca and Candie's. Such services, provided for the benefit of Sweet and Caruso, are performed without a charge to the Company. Expenses allocated to the Company by Azteca approximated $191,796 for the period ended January 31, 1999. Candie's and Caruso also permitted the Company to use the Bongo and Candie's trademarks for apparel products without charge to the Company.

Pursuant to the Operating Agreement, the Company recorded advertising expense of approximately $91,779 equal to 3% of gross sales relating to advertising and promotion of the Company's products by Candie's. The Company recorded $41,769 of expenses allocated from Candie's related to formation costs of the Company and also purchased approximately $1,126,000 of finished goods from Candie's at the formation date.

The Company has a  distribution  agreement  with Apparel  Distribution  Services
(ADS), a related party. The agreement provides for a $0.35 per unit fee for warehousing functions as well as reimbursement for certain operating costs incurred by ADS. The agreement also provides for a $0.15 per unit fee for processing and invoicing orders. These rates can be adjusted annually by the parties to reflect changes in economic factors. The distribution agreement was consummated upon the Company's formation and extends through December 31, 2002.

For the period ended January 31, 1999, distribution expenses under the agreement were approximately $135,000, the amount due to ADS below represents unpaid distribution fees at January 31, 1999.

                              Unzipped Apparel, LLC

                          Notes to Financial Statements


NOTE 6--RELATED PARTY TRANSACTIONS (Continued)

Amounts due from (to) related parties at January 31, 1999, consist of the following:

                                                  Amount
                                               -----------

Sweet Sportswear                               $    96,024
                                               ===========

Azteca                                         $(1,008,205)
Candie's                                          (222,528)
ADS                                               (115,333)
CCC                                                (49,361)
                                               -----------

                                               $(1,395,427)
                                               ===========

NOTE 7--YEAR 2000 (UNAUDITED)

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize the date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

The Company utilizes the information technology systems maintained by Azteca for substantially all of its operations. Azteca determined that it was required to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The
Company, through Azteca, also initiated formal communications with the significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third-parties' failure to remediate their own Year 2000 Issues. Azteca believes that with the modifications to existing software and conversions to new software, the Year 2000 Issue has not posed significant operational problems for its computer systems. Through January 31, 1999, the Company was allocated its portion of Azteca's costs related to the Year 2000 Issue and was allocated additional costs through the completion of the project. Azteca used both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. The Company has not experienced any significant problems related to the Year 2000 issue. However, there can be no assurances that the Year 2000 issue will not have a significant impact on the Company's operations in the future.